Exhibit 99.2

Final Transcript

Conference Call Transcript

BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

Event Date/Time: Dec. 04. 2009 / 8:00AM ET

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Tim Johnson
 Big Lots, Inc. - VP, Strategic Planning & IR

 Steve Fishman
 Big Lots, Inc. - Chairman, CEO

 Joe Cooper
 Big Lots, Inc. - SVP, CFO

 Chuck Haubiel, III
 Big Lots, Inc. - SVP, General Counsel, Secretary

CONFERENCE CALL PARTICIPANTS

 Jeff Stein
 Soleil Securities, Stein Research - Analyst

 David Mann
 Johnson Rice & Company - Analyst

 Dan Wewer
 Raymond James - Analyst

 Mitch Kaiser
 Piper Jaffray & Co. - Analyst

 Meredith Adler
 Barclays Capital - Analyst

 Joe Feldman
 Telsey Advisory Group - Analyst

 Patrick McKeever
 MKM Partners LLC - Analyst

 Laura Champine
 Cowen And Company - Analyst

 Charles Grom
 JPMorgan - Analyst

 Joan Storms
 Wedbush Morgan Securities Inc. - Analyst

 Mark Mandel
 FTN Equity Capital Markets - Analyst

 Anthony Lebiedzinski
 Sidoti & Company - Analyst

 Ronald Bookbinder
 Global Hunter Securities, LLC - Analyst

 PRESENTATION

Operator

 Welcome to the Big Lots third quarter 2009 teleconference.

(Operator Instructions)

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

At this time, I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

 Thanks, Joseph, thank you everyone for joining us for our third quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President, and Chief Financial Officer, and Chuck Haubiel, Senior Vice President, Real Estate, Legal and General Counsel. Before we get started, I would like to remind you any forward-looking statements we make on today's call involve risks and uncertainties, and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements. As discussed in this morning's press release, our results include an item in continuing operations that we believe is not directly related to the Company's ongoing operations. We have provided a non-GAAP reconciliation for both the third quarter and year-to-date results, and those schedules are attached to today's press release. Since we do not view this item as relevant to the ongoing operations of the business, the balance of our prepared comments this morning will be based on non-GAAP results from continuing operations. With that, I will turn it over to Steve.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thanks TJ and good morning everyone. Over the last 12 months, the consumer has become increasingly value-conscious which is good for Big Lots, but also has been very stingy on their discretionary purchases. This has made it more difficult for us to drive top line performance since nearly 70% of our merchandise assortment is somewhat discretionary in nature. Despite these challenges, our team has expanded our operating profits and grown EPS at a time when only a select few in retail were able to do so. We have been looking forward to Q3 for some time now. Looking forward in order to gain a better understanding of how we were executing from a merchandising standpoint when the macro economic landscape was hopefully at least neutral to the prior year. How would the customer respond, how would sales trend when those things outside of our control, were less of a factor or not a factor at all?

Over the past few weeks, we think we're getting a much clearer picture. After a slow start to Q3, with softness in back-to-school sales and the calendarization impact of the shift in Labor Day, comp trends accelerated. In fact, comps were up in the low single digits for September and October, representing the first back to back positive months since the broader economic issue began back in Q3 of last year. I do believe that we are executing well in most of the major merchandise categories in our store, and during the third quarter, we offered the customer more brand names and better quality goods at unmatched prices.

From a merchandising perspective, in terms of sales, we were certainly pleased with the trend of the business, as the quarter progressed. In particular, we experienced biggest sales trend improvement of any merchandise category in our Home business. Newness and better quality goods was the formula to the success in Q3, as we posted a low single digit comp increase aided by great closeout deals from new vendors. We also had good results with better brands in our tabletop and food prep areas, and I was pleased with the higher quality merchandise we delivered in our new towel, sheet and rug programs, and the customer response has been positive. Just as important, the trends in these categories from Q3 have spilled over into Q4, and Home is actually one of our best performing categories quarter-to-date for the holiday period.

Our Consumables business comped up in the low single digits and the assortment and execution continues to improve. Our vendor relationships are getting stronger and deeper, and the availability of excess merchandise continues to be more than enough for us to successfully manage this business.

Two departments that are very important for the holiday season, Toys and Electronics, also posted positive numbers in Q3. Our Toy business was up in the low single digits, continuing a trend from the spring season. I spoke on the last conference call in detail about the deeper and more branded toys assortment that we have this year, and the customer has rewarded us for it. Our Electronics business comped up in the teens in Q3 which is very encouraging heading into the holiday period as most media reports and surveys suggest this is a top priority for customers again this Christmas. The chainwide rollout of our video game software program was an absolute winner in Q3,and the customers are responding to our expanded DVD assortments, digital cameras, and TVs when the goods are available.

In terms of Seasonal, although we comped down maybe 1% for Q3, August and the better part of September actually comped positive as our Lawn and Garden and Summer clearance efforts went very well, and the new tailgating assortment that we delivered in Q3 helped to bridge the gap between summer and fall selling. The month of October was a little more challenging for the Seasonal business, as our Halloween and Harvest sales were off to last year. Now, it is important to understand that these are small businesses for us, and the majority of the sales happen in only a few weeks. So for us, we took our mark downs and moved on. Clearly based on gross margin performance, there was not a major P&L impact of soft sales in these two classifications. Early Christmas seasonal sales were challenged in October as well, but I do not believe this is an early indicator of the season, but instead the customer demand continuing to shift. Sales of Christmas seasonal are actually up for the quarter-to-date in Q4, which is far more important than a few weeks in October.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

After a tough spring season in Furniture, trends in three of these four businesses accelerated meaningfully and were a big reason why our total Company comps came in at the high end of the range of Q3. Upholstery, RTA and Case Goods were all flattish or slightly positive for Q3. The Mattress business and in particular over the Labor Day weekend was challenged.

Also from a merchandising perspective, our inventories remain under control, and again finished the quarter down 4% per store compared to last year. Our margin dollars and rate were up year-over-year, and we achieved record third quarter gross margin dollars per foot. Maybe most importantly, the availability of deals remain very good, and we have maintained open to buy dollars to source incremental closeouts when and if it makes sense.

In summary, the team surpassed even our own high expectations and delivered terrific third quarter results. Operating profit dollars increased over 70% compared to last year. We generated record earnings that were up 80% to last year's record performance, and we accomplished this in an environment that still has a somewhat cautious consumer, and we managed our cash and inventories very well, and the balance sheet is rock solid. Now, Joe and Chuck are going to give you some additional details on the quarter. Joe.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Thanks, Steve, and good morning everyone. Sales for the third quarter were $1.035 billion, a 1.3% increase compared to $1.022 billion for the third quarter of last year. The increase was driven by stronger sales of new store openings compared to stores that we closed, as our actual store count was up only two stores at the ends of the quarter. Comparable store sales declined 0.2%. As Steve mentioned, after a challenging back-to-school selling season, we posted positive comps in both September and October, and those trends have continued into Q4 which I will address in a moment.

The key financial metric we watch to evaluate our performance is operating profit, and for Q3, both the operating profit dollars and rate were above LY. Our Q3 operating profit dollars increased $14.5 million or 72%, as our operating profit rate increased 130 basis points to 3.3% of sales.

Our Q3 gross margin rate of 40.4% was 60 basis points above last year's rate of 39.8%. The increase to last year was due to higher IMU, lower freight costs, lower fuel costs, and a lower shrink accrual rate. Additionally, we benefited from the favorable resolution of an import duty contingency related to a prior year. Our Q3 gross margin rate was better than our guidance of flat to slightly up primarily due to better than anticipated IMU and import freight costs as well as a lower rate of merchandise mix impact due to the resurgence of sales in our Home business. Additionally, approximately 20 basis points of incremental favorability was related to the import duty contingency I just mentioned.

Total SG&A dollars were $383.4 million, or down 1% compared to last year. The third quarter SG&A rate of 37.0% was 80 basis points below last year on a slight decline in comp store sales. We continue to experience significant leverage from our distribution and transportation initiatives, and our store operations team leveraged payroll on a slightly negative comp. Advertising expenses were also lower than last year benefiting from lower costs in the marketplace, and we were able to decrease some of our print circulation and save money without impacting sales. You will recall I mentioned on prior calls that we were testing this marketing initiative in the first half of the year. Additionally, lower consumption kept utilities expense below last year, and depreciation expense was also below the prior year. All of these items helped drive leverage in the model. Partially offsetting this favorability were higher occupancy costs and higher new store pre-opening expenses based on our store growth this year. You will recall that we did experience expense favorability last year in Q3 as well due to the amortization of proceeds related to an early lease termination buyout.

Net interest expense was $0.5 million compared to $1.6 million last year with the improvement a result of the cash generated by the business over the last 12 months, partially offset by higher amortization expense related to our new bank facility issuance costs.

Our tax rate for the third quarter of fiscal 2009 was 35.2% compared to last year's rate of 33.2%. The tax rate difference is principally attributable to a similar dollar amount of income tax settlements this year over a higher pretax income base this year versus last year.

In total, for the third quarter of fiscal 2009, we reported income from continuing operations of $22.1 million or $0.27 per diluted share, compared to income from continuing operations of $12.4 million or $0.15 per diluted share a year ago.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

Our results of $0.27 per diluted share was better than our guidance which called for earnings of $0.14 to $0.19 per diluted share. Approximately $0.05 of the beat to the high end of our guidance came from a better than expected gross margin rate, another $0.02 came from better expense leverage, and approximately $0.01 came from a lower than anticipated tax rate.

Turning to the balance sheet, inventory ended the third quarter of fiscal 2009 at $918 million compared to $958 million last year. This represents a 4% decrease per store with most major merchandise categories below last year.

Cash flow, which we define as cash provided by operating activities less cash used in investing activities, was $54 million of cash outflows for the third quarter of fiscal 2009 compared to cash outflows of $129 million last year. This difference is directly attributable to lower inventory levels, better AP leverage, and higher earnings. We ended the quarter with $1 million of borrowings under our credit facility compared to borrowings under our credit facility of $269 million last year.

For the third quarter, capital expenditures totaled $23 million, similar to the third quarter of last year. More new store construction activity in Q3 this year versus last year was offset by a lower IT-related spend as the completion of our POS register system rollout occurred in Q3 last year. Depreciation expense for the quarter was $18.2 million, or $1.4 million lower than last year.

Moving on to guidance, for the fourth quarter, we are now expecting comps to increase in the range of 1.5% to 2.5% as improving trends coming out of Q3 have carried over into November. Our comps in November were in this guidance range, and we expect to benefit in December from one additional shopping day between Thanksgiving and Christmas.

For Q4, the gross margin rate is forecasted to be up to last year. SG&A as a percent of sales is expected to be lower than last year due to our positive comp sales expectations, while total SG&A dollars are expected to increase based on higher store count which Chuck will address in a moment. Based on these assumptions, Q4 EPS from continuing operations is estimated to be in the range of $1.09 to $1.14 per diluted share, compared to $1.00 per diluted share last year. Achieving this level of performance would result in our 13th consecutive quarter of record EPS from continuing operations, a string of quarters that date back to Q4 of 2006.

On the strength of Q3 results, improving sales trends and higher Q4 expectations, we've increased our guidance for the full year and now expect income from continuing operations for fiscal 2009 to be in the range of $2.15 to $2.20 per diluted share, compared to our prior guidance of $1.92 to $2.02 per diluted share. This guidance represents a 14% to 16% increase over last year's record income from continuing operation of $1.89 per diluted share.

As a result of our increased earnings guidance for the year, lower inventory levels on a per store basis, and favorable AP leverage, we now expect to generate approximately $210 million to $215 million of cash flow, compared to prior guidance of $155 million and last year of a $123 million. The combination of better sales and lower inventory levels throughout the year have also led us to increase our inventory turnover estimate to 3.7 versus prior guidance of 3.6 and last year's result of 3.6. The trend has been that our inventory levels have been below LY each of the first three quarters this year, and we have reason to believe that could continue. However, as Steve has said a number of times, we will not pass on impactful deals to hit a quarter-end inventory number.

Earlier today, we announced that our Board of Directors authorized a new share repurchase program, providing for the repurchase of up to $150 million of our common shares. We believe the size of the new repurchase program fits well within our capital structure and the cash flow generated in fiscal 2009, while allowing us the flexibility to continue to invest in our business, grow our fleet of stores, and maintain an open to receive for any sort of deals or investment opportunities that may come available. For an update on our progress in real estate, I will now turn it over to Chuck.

 Chuck Haubiel, III - Big Lots, Inc. - SVP, General Counsel, Secretary

 Thanks, Joe. Third quarter was a good quarter for real estate activity, as we opened 24 new stores and closed only six stores, leaving us with 1,368 stores and total selling square footage of approximately 29 million at the end of the third quarter. Year-to-date as of the end of Q3, we had opened 43 new stores compared to just 20 store openings last year. During the month of November, we opened an additional nine new stores bringing us to a total for the year of 52 new stores.

Over the past few months, we have been aggressively negotiating stores up for lease renewal or scheduled to close. At this point in time, we expect to close only 30 stores in total for this year which is down from our original estimate of 40 closings. Improved operating performance from the business and more flexibility than originally anticipated on the part of certain landlords have led us to where we are today.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

Based on these assumptions, we anticipate ending fiscal 2009 with 1,361 stores. Net store growth of 22 stores or 2% for fiscal 2009 represents the first year of net new store growth since 2004. Net store growth is a trend we have every intention of continuing and accelerating in fiscal 2010 and beyond. As usual, we will expand on our plans for 2010 on our year-end conference call. Now I will turn it back to Steve for closing remarks.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 So hopefully that gives you a very clear idea of our results, expectations for the fourth quarter, and an update on real estate activity. Taking a broader view or looking out past the fourth quarter, there are some initiatives that we continue to work on as part of our longer range plan. I'll start with real estate since Chuck just gave you an update on 2009 and how we plan to finish the year. We are positive that there are opportunities in real estate to grow the Company for the longer term. The 52 stores we opened this year was more than the last three years combined, and we have indicated that we intend to open more than 52 stores in 2010 and beyond. I expect that we will have the ability and confidence to open more "A" locations with either a better tenant mix or better customer demographics, or both. I am basing this assumption on the availability and cost of space we have been looking at and the better than expected results to date of the eight "A" locations we have opened during 2009. These new "A" locations are trending above their pro-forma by a good 10% to 15% in terms of sales and appear to be a very good investment. Additionally, we have opened three new stores testing a smaller footprint of approximately 20,000 square feet. These stores have only been open for a short period of time, so it's way too early to make a call. The one observation I would make so far is that operations and effective store execution will be crucial to success in a smaller store. The good news for us is that we are trying to instill the disciplines across the chain, so hopefully we are on the right track.

So I feel very good about our direction in real estate, and I am confident it is the best investment we can be making right now for the future of the Company. Store growth is the principal priority for this executive team. However, you will recall for the last year or so we have been testing selling product over the internet. We contracted with a third party to help us. It was immaterial, it was an immaterial investment to test to see what if any business or synergies were possible. We gave it 12 months, but we were not seeing the traction we had hoped for, so in Q3 we shut it down. Growing the store base and improving our operations in our existing stores is where we want to focus our time, and I think we have been doing a pretty good job at it over the last 12 months or so.

From a stores perspective, our Ready for Business initiative and improvements towards a better in-store shopping experience are progressing. With better processes, better talent, and the support of the entire organization, improving the customer shopping experience is a focus that needs to be engrained in our culture. Much like the SG&A initiatives, we always need to be challenging ourselves to get better. The Food Refresh program was also completed in Q3, and is part of the in-store experience that needs to continue to evolve, and our focus on recruiting talent has attracted new regional, district, and store management that will help us move our store standard initiatives forward, so there's plenty of opportunities that lie ahead for our stores team.

From a marketing perspective, as we announced on our last conference call, we launched our Buzz Club Rewards program during Q3. This program is designed to encourage customer shopping frequency, and is the Company's first loyalty card program, and will allow us to learn more about our core customer. We believe that this type of program and informational database opens up some micro- marketing capabilities that we've never had before as a business. This opportunity is another key benefit of the POS register system that we invested in over the last couple of years. While it is too early to quantify or assess the potential impact, there are some encouraging data points to share. Over 600,000 Reward member signups since the beginning of the program in Q3. Very interesting is that approximately two-thirds of the Rewards members signed up to date, were not previously Buzz Club members, so these are new names or customers that we now have the opportunity to communicate with on a regular basis. The average basket for a Rewards member is nearly double the Company average, and when they get their 20% off redemption coupon after their 10th purchase, they make it count. On average, they spend well over $100 on their purchase that day. Again it is early, but some encouraging data is coming out of the first three months of our Rewards program.

To summarize, and then go to a brief Q&A, the new merchandising initiatives for the second half of 2009 helped improve our sales trend in Q3, and that improvement has continued into November and Q4. Our in-store standards and the shoppability of our stores has improved, and we look better for holiday than we ever have before. We believe that low prices, great value, and saving money will always be in style. Our merchandise mix is highly discretionary which positions us to be a beneficiary as consumer confidence continues to recover.

In an environment and market that is very near-term focused, we delivered another record quarter, beat our own expectations, and raised estimates for the holiday quarter. However, we are not running the business for a quarter. Instead, we have been incredibly consistent and focused on the longer term fitness of the business. We will continue to make investments necessary to be successful, whether it is investing in systems, putting capital to work in our stores and distribution facilities, or hiring talent where needed. We are growing our store base and have many years of growth ahead. We are a financially strong Company with expanding operating margins. Our model is getting stronger, and we are leveraging expenses this year on a slightly negative comp. We're generating significant free cash flow and have announced that our Board's confidence and approval to return cash to shareholders by buying back our stock. With that, I'll turn it over to T.J.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

 Thanks, Steve. Joseph, we would like to go ahead and open up the lines for questions at this time.

 QUESTION AND ANSWER

Operator

 Okay. Thank you very much. (Operator Instructions).

We will go first to Jeff Stein of Soleil Securities.

 Jeff Stein - Soleil Securities, Stein Research - Analyst

 A couple of questions for you. First of all, wondering, you guys have been very vigilant about expense management. I am wondering as you look ahead to 2010, are you going to manage -- continue to manage to a very low type of comp assumption, so that you have the opportunity to leverage your SG&A on almost any kind of a comp increase next year? And number two, do you have any thoughts in terms of going back and kind of revisiting the SAP IT initiative that you had pushed back?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 It is Joe. Hey, Jeff. I'll take it, on the SG&A for 2010, this is the time of year when we know that investors are looking towards 2010. However, we will speak to 2010 on our March call. What I can say is, it is in essence an obsession here, on expense management. We will continue to try to drive a low SG&A leverage point go forward, but where that point will fall as far as the comp, we will speak to that next March. Regarding SAP, we are moving forward with SAP and plan to bring the financial and wholesale systems online in early 2010, and we're working very hard towards bringing the inventory, our retail inventory system online in early 2011.

Jeff Stein - Soleil Securities, Stein Research - Analyst

 Great, and one follow up question for Steve, wondering --several of our -- of my companies have been talking about the fact that discretionary spending is showing signs of stabilization or improving. You seem to be indicating that some of your discretionary categories are behaving a little bit better. Do you have any feeling on a go forward basis, whether or not you might be willing to invest a little bit more of your inventory in discretionary-type merchandise for next year?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Well, actually, we have never stopped investing in our discretionary businesses. I mean -- we do feel clearly a little bit more confident that we are performing better in some of those businesses. But Jeff, we have never failed to inventory invest. From a highlight standpoint, although our inventory per store was down at the end of the third quarter and down predominantly across the board in each one of the categories, there was one area that was slightly up. Which is one of the most important businesses we talk about, which is Seasonal, which is extremely discretionary, but a business that we believe our customer thinks is very important to us, and we believe is very important, and I think I have indicated that into the fourth quarter, we are certainly pleased with the early performance of the Seasonal business.

So we are not afraid to invest in anything. The deal environment is good, it hasn't stopped being good and continues being good, and we're pleased with our assortments in the stores right now, and we are pleased about the opportunities that is we see going forward. So, we are not afraid to inventory invest in any kind of value that we believe the consumer will respond to, and that's what is happening in the business. They are absolutely continuing to respond to extreme value, and it almost doesn't matter what classification of business.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

Operator

 Thank you. We will take our next question from David Mann of Johnson Rice.

 David Mann - Johnson Rice & Company - Analyst

 Thank you. Congratulations, and good to hear a great start for Q4 after a lot of the news yesterday. I guess a couple of questions. On the gross margin line, you listed several items that, or several factors that helped you in Q3. Can you just give us a sense on what kind of gross margin increase we should expect in Q4, just given that a lot of those factors it would seem would continue in Q4?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 I will take that. We have said that in Q4 we expect gross margin to be up and many of those factors should carry through to Q4. The one that would stabilize more is fuel. As you may recall in the fourth quarter of 2008, that's when fuel saw a drop in price, and whereas it had been higher the first three quarters of 2008. So as we start lapping that drop, the fuel benefit actually is slightly marginally up to LY, so that would be the biggest factor that might temper the basis point increase.

 David Mann - Johnson Rice & Company - Analyst

 Okay. Great and then second question, Steve, you talked a little bit about this test in terms of reducing print circulation and sort of utilizing your e-mail distribution. Can you talk a little bit more about how that went and your ability to expand that and the type of cost savings we might see over -- theoretically over a longer term.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Well, we are not ready to talk about cost savings longer term, so I will start with that answer, because it's not probably what you want to hear, but some of what we saw in the third quarter and what we're doing into the fourth quarter is what -- we took a look at a number of locations where we felt we didn't need to expand but contract our distribution without really hurting our business, and a piece of it is just taking a look at the ZIP codes in individual stores, and a piece of it is starting to feel more confident with the Buzz Club relationship that we have. I didn't talk to that specifically, but we have I think over 5.5 million people we communicate with on a weekly basis as part of the Buzz Club, and then clearly, because now that the Rewards program is starting, although it is very early, and it is not a small number to have 600,000 loyalty members just overnight. So we clearly think that is going to be a win for us longer term, but putting a number to it yet would be a little preliminary.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

 And David, this is T.J., I think it is important to understand across the business we have been getting a little more sophisticated in how we test different initiatives, and we tested it in a number of different stores, different types of stores, different demographics, different levels of Buzz Club members in the first half of the year, to really understand what worked and what didn't, and the primary goal was we cannot impact sales, we do not want reduced circulation to impact sales, and we saw some characteristics we liked, so that's why we rolled it into the third quarter, so it is real important to understand it was a priority not to impact sales, but look at ways to become more efficient in advertising.

Operator

 And Dan Wewer with Raymond James has our next question.

 Dan Wewer - Raymond James - Analyst

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

 Thanks. Steve, I recognize that you raised the sales guidance for the fourth quarter, but that said, do you think there could be upside to the 2.5%? And the reason I am asking that is, that you got great momentum in toys and electronics. They've become a larger portion of your revenues during the fourth quarter. Second, the Home category looks like it has some momentum, and third the year-over-year comparisons are becoming quite a bit easier.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I think that we felt very good about the guidance we have given you, and at this particular point, there are so many big days, Dan, between now and the 25th of December, it would be wrong of me to tell you that I think we have an upside. We are certainly encouraged by the performance in the last 60 days, particularly 90 days really, is what we try to talk to on the script.

Dan Wewer - Raymond James - Analyst

 Okay. And Joe, one question for you, you noted that distribution was benefiting from lower freight costs, with diesel fuel levels now year-over-year, maybe perhaps beginning to increase, do you think this will become either a neutral, or bit of a head wind to margin going forward, and also can you talk a little more about the duty contingency that benefitted you in the third quarter, and if that was just a one-time shot, or if that is going to provide some levers on margin going forward as well?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Sure, Dan. I will take the duty contingency first. Back in 2005, we were notified by US Customs. We were assessed related to a duty contingency, and we have been dealing with the Customs office for the last couple of years, trying to provide documentation related to that and have been successful in doing that so that accrual was released. So that is a one-time release through the P&L that will not recur, and that's why we called it out to you. So that's a third quarter only impact. Related to, I guess when you were talking about fuel, fuel impacts on margin. There's gross margin and operating margin, clearly it has an impact on both.

The inbound freight is in our gross margin, and outbound freight's in SG&A, and to the extent that we will benefit from the lower fuel costs, it will impact both. We do have other initiatives going on in distribution and transportation that are positive that will roll through next year. On a gross margin side, we have container costs and ocean freight that has been favorable the back half of this year and will roll through the first half of next year. Also, we consolidated our California furniture distribution center into our main distribution out there, so the lease costs related to that facility will be a savings for the next year as we enjoy the benefits of that. So there are certainly components of distribution and transportation favorability that will continue, but the fuel piece, depending on where fuel prices go, that will slow down.

Operator

 Thank you very much. Moving on, we will hear next from Mitch Kaiser of Piper Jaffray.

 Mitch Kaiser - Piper Jaffray & Co. - Analyst

 Thanks, guys, good morning.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Good morning, Mitch.

 Mitch Kaiser - Piper Jaffray & Co. - Analyst

 Could you talk a little bit about the performance of the class A locations. That's certainly encouraging, the eight that you have there, maybe just as it relates to the merchandising front, are there things you are seeing different there, than you are seeing across the broader base?

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I'll share a little bit with you, but I would tell you again it's a little bit early. There is probably two businesses that we really tried to go after there, and I know you have been to Polaris, so you have an idea of what I am talking about. Those who haven't been to one of the new A locations probably don't understand it. We moved Seasonal front and forward as you will recall. We have been real pleased with the performance of our Seasonal business, and we have some locations, Polaris, that went through the spring Lawn and Garden, and now into seasonal Trim and Tree, and we are getting a higher percent total out of that business in the store. The other piece of the business it seems to be responding, interestingly enough, and it is not a larger amount of square footage it just looks that way, is the Furniture business, and then Home slightly too, actually. Those three businesses are performing at a higher rate, and frankly, that's what we liked and wanted. But again I want to be somewhat cautious and talk about the fact that we want to be reserved, but the good news about those businesses is they're all margin advantaged or margin neutral at best to the overall average margin of the business, so we're pretty excited about it.

 Mitch Kaiser - Piper Jaffray & Co. - Analyst

 Okay, great. That's encouraging. Joe, just a question for you, can you give us the actual advertising expense, and I think in the past you have talked about transportation or distribution and outbound transportation costs?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Sure.

 Mitch Kaiser - Piper Jaffray & Co. - Analyst

 And what these were in the SG&A line?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Sure. Advertising was $16.4 million in the third quarter, and that's versus $17.8 million LY, and distribution and transportation costs were $38.7 million in the quarter, and that's versus $43.8 million LY.

Operator

 Moving on, our next question comes from Meredith Adler of Barclays Capital.

 Meredith Adler - Barclays Capital - Analyst

 Thanks very much, and congratulations.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thanks, Meredith.

 Meredith Adler - Barclays Capital - Analyst

 I would like to ask a question back to the discussion of A locations, what is the reception, you obviously opened -- been able to open some stores and you are looking at more. I am just wondering how the landlords are thinking about you being in those A spots, are they feeling better about the things you have done in terms of the offering, and the way the stores look? Or do you still get push back from landlords?

Chuck Haubiel, III - Big Lots, Inc. - SVP, General Counsel, Secretary

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

 It is Chuck. I will take it. It is a great question. To be honest with you, it depends on the landlord. The landlords traditionally know us as secondary or tertiary type tenants and do have some concerns until we actually demonstrate to them what we intend to do. As you would expect, in these more A locations, the store does have a different feel to it, and quite frankly, they have been very pleased, that is something that will make my life easier is when we had the first one opened it's hard to get everybody to come, to kind of see the first one, but as we continue to open these throughout the country, there's more and more opportunities and frankly more and more kind of scuttlebutt out there if you will among the landlord communities about how the stores are looking.

 Meredith Adler - Barclays Capital - Analyst

 That's great. I have a question probably for Steve, and it obviously is very important to change the culture of especially around service. I was just wondering if you can talk a little bit about specific initiatives, and training, you've got new DMs, some new store managers, is that enough? And do you need to change your practices for store personnel?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I am not sure that I would say that we've changed our hiring practices. I mean we are always looking for people to join us, when you have a fleet of 1360 plus stores, and you want to start to grow that, there is going to be a need. But what we would like to do, is train and develop the existing organization, because each one of those stores, have one or two assistant store managers in there. So if I was wishing and hoping, I would clearly rather promote people, number one, inside of our organization which has been engrained in our culture, 70% to 80% of what we do is promoted from within today.

That wasn't the case five years ago, but we want to continue to work on that, I think any great company revolves around training and developing great people, and who understand the strategy of the business. It's always a little more challenging, we've hired a number of really good people who have great retail experience from the outside, and I think they would tell you, they have to admit to you, that it is a different strategy than what they're used to, and some of them have been challenged along the way. But we are very patient, and we want our people to succeed, and we try to give them every opportunity that we possibly can.

So training and development is very, very important, but actually I would like to say it starts back here, and it is something I have talked about for many, many years. We have become a selling organization, instead of a buying organization, and I think that's engrained inside Big Lots from the distribution facility, to the merchandising organization, to the stores organization. What we have attempted to do is take a tremendous amount of pain and cost out of, of the stores organization, by hopefully helping them to make their jobs easier, by getting the right amount of inventory, as shelf friendly and shelf easy to get to the stores than ever before, to make the service level the most important thing we have to do, instead of the stocking part of our business to be the most important part of what we do, and as the stores understand that and appreciate that more, they're more committed to doing the kinds of things we want to do, to service our customers as we go forward.

Operator

 Thank you very much. Moving on, we will hear next from Joe Feldman with Telsey Advisory Group.

 Joe Feldman - Telsey Advisory Group - Analyst

 Hi guys, congratulations on the quarter. Can you share -- I know you have touched on this through different questions, but maybe some benefits from the year of the store initiatives, anything that you guys really feel you've taken away from all the efforts this year?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Let me start by saying that, that although this was the year of the store, I think that you're going to see 2010 as the year of the store. That's not an initiative that's over yet, and we have talked about it as an executive team, and although we haven't probably shared it with the entire organization, the field organization knows that we have only just begun. And we're going to treat the store organization the exact same way as we treat every initiative in this Company. When we want to set our minds to something, we want to get good at it, the entire organization needs to be behind it, and needs to be focused on it. We think probably as many as two-thirds of our stores, Joe, look better than they have ever looked before, and probably have some level of basic acceptable standards. That's our basic acceptable standards, which in turn is what we think our customer expects out of us when they walk into the store. That also means at the same time there's still a third of the stores that are not up to that standard. We are not disappointed with that, and I don't want that misinterpreted, we've made tremendous progress, and the field is working very, very hard. It has the efforts and the support of the entire organization, of every arm of this company's business behind it, but we will continue to support it next year, probably the same we have, and maybe even stronger from a financial standpoint, and just make sure that the stores that are go-forward stores, are in the kind of shape that we want them to continue to be, that our customers want us to have.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

 Joe Feldman - Telsey Advisory Group - Analyst

 That's great. Thanks for that color. One other follow up, I know you guys have made a little more emphasis on television advertising, anything you can share with us with regard to the performance there, or the mix of media?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 It is slightly early to do that, Joe, because really we go back -- and we did shift our television investment in marketing, even though our marketing dollars are down as a percent of total. Which by the way, it just means we are more efficient than we have been before, and although I really won't know, and you probably know better than me, that's not what I see happening out there right now. There is more marketing dollars being spent by our competitors than I have ever seen before, so we are really pleased that -- that as everybody else is spending more, we are spending less, and getting more out of it.

But TV is 45% of our spend, up from 40% of our spend before. We think it is a great communication tool. We think not only can we sell merchandise, which is very important for us to do, but it continues to give us branding emphasis and confidence as we go forward. We go out at this time of year, as we are doing again, and right now, and asking the consumer, both our customer and our noncore customer, if our commercials and our investment spend is resonating with them, and probably we will feel a little more comfortable after I see some of those results, into the end of this year to talk about it.

Operator

 And Patrick McKeever with MKM Partners has our next question.

 Patrick McKeever - MKM Partners LLC - Analyst

 Thanks, good morning everyone.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Hi, Patrick.

 Patrick McKeever - MKM Partners LLC - Analyst

 Well, congratulations as well.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thank you.

 Patrick McKeever - MKM Partners LLC - Analyst

 I know over the years, Steve, you have talked about how your customer doesn't have resistance to price points necessarily, as long as the value is there, and I am just wondering if there has been any change in that dynamic over the past few quarters. I mean if you look back six months, were some of those higher ticket, higher priced point items, even if the value was fantastic, was your customer showing resistance to those price points and has that changed more recently? Is that part of the recent better dynamic that we are seeing with sales?

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I mean -- it hasn't changed at all, Patrick, and you know that we don't share individual metrics, but I have been, I think consistent to say, it's not about the spend, it is about the number of items being placed in a basket. That's probably the landscape story of what's going on. But our average sales check, and our average unit retail continues to go up,and there's absolutely no resistance when there's great value on any item that we have run, and even today, I see no resistance, it is all about value.

 Patrick McKeever - MKM Partners LLC - Analyst

 Okay, and then just one quick one, not to get too nitty gritty, but I was out at the stores black Friday, and they were a little on the quiet side in the morning, traffic built nicely as the day progressed, that sort of thing. I was just wondering, in the context of what's going on in retail, with everyone, with a lot of the bigger players getting out very, very early this year with their promotions, and the Black Friday blitz, and so forth, and how are you thinking, just broadly, about the competition over the next few weeks? Thanks.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Well, first off, I don't know where you were, and clearly you could be in one of our 1,365 or 1,367 stores we have open today, but we are pleased with our performance over the Thanksgiving weekend. That's number one. We -- and I'm not sure how to quite answer you. We have always felt, Patrick, that our competition is ourselves. If we continue to offer great branded merchandise at sensational values, we will continue to get the customer. You are correct you, you saw the same thing we saw, that there were retailers that extended hours. In fact, we are probably one of the few retailers that didn't extend any hours. So from a cost basis, we certainly didn't spend any more money, and I would tell you our customer or customers who wanted the values and great items that we offered came into our stores, and continue to come into our stores today.

So I think, I am not going to react day-to-day to all the minutia of what verbiage is being bantered around out there. We continue to have blinders on, march down a road of executing our plan. We are successful doing that. We are going to continue to be successful doing that. We are not going to allow ourselves to move off of the road just because of what some other retailers may or may not be doing. All of the businesses that we want to be good right now, are certainly performing, and we don't see that anything has happened to our business because of the extended hours that some of those retailers did, and you know, each and every one of them, there is no sense in mentioning them, in every one of the classifications that we compete with them in, those businesses are all solid. So, that's all I can tell you.

Operator

 And moving on, Cowen and Company's Laura Chamine has our next question.

 Laura Champine - Cowen And Company - Analyst

 Good morning, guys. I think you ran through some of these strong categories on Q3. I am having trouble figuring out why the comp was down. I think you mentioned that mattresses and seasonal were off, but what else drove the comp down, and how are those categories trending so far this quarter?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Well, I talked to Seasonal, and one of the things we probably didn't share was, was there was a very narrow broad range between comp increases and comp decreases, and although we were slightly down comps, just missed being flat, the range of comp ups to comp downs were narrower than we've seen in a long time, and I think that's probably a good thing, and those businesses that were slightly comped down in the third quarter -- well, for the third quarter -- although they improved in September and October, continue to improve in November and into early December. So, I guess what I am kind of telling you, is the businesses in seasonal that were a little tougher, but a very small percent in total, less than 10% of the total business in Trim and Tree is done in the third quarter, and that business is good now, so I would rather have it good in the fourth quarter when I do 90% of the business than slightly down 1% in the third quarter.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

And the mattress business that has been a struggle all year for us, well not so much in the first quarter, but the second quarter and into the early third quarter, is not near as difficult in the fourth quarter, but I would also caution you by saying, that our Furniture business in the fourth quarter is the smallest quarter of the year, but we are seeing exciting things happen in three of the four businesses, the Upholstery business is very good, the Casegoods business, which has been a very tough business for about three years is good. Right now, the RTA business for us is good. So, those businesses, the only thing that I really haven't talked much about is some of the Hardlines businesses, we just are not doing a great job in at this particular point. I think that our merchants recognize that and are working very, very hard, and specifically, if you want to get into specifics Automotive, Paint, Electrical, those businesses, but we are not as significant or important in those businesses, nor do we intend to be.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

 Yes, and I think too, Laura, on the sales release for Q3, to Steve's point, we talked a lot about Electronics because we thought it was important. We had some initiatives going on there, and clearly that's a big fourth quarter business for us, but the balance of Hardlines has been challenged. Likewise, we talked about our Toy business because that is an important business going into fourth quarter. However, some of the other smaller classifications, like basic Apparel, Jewelry, or Lingerie, or those types of things, we didn't talk about those. Those weren't as solid. So we tried to really focus our commentary in on the items that we thought were important in third quarter, that would be more important in fourth quarter and how are those doing. That's probably why you got the feeling that it was all things are good. But to Steve's point, the range of performance across categories is narrower than it has been in a number of quarters, which we take as a good sign, and also, the range of performance by region, we didn't talk about in prepared remarks for the third quarter either because that has gotten a little bit tighter. So, we feel very good about the broad base performance of the business going into the holiday.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 And the point that we did make in the prepared remarks is, you recall on the second quarter call, August was not a great month for us. Part of that was the Labor Day shift, but part of it was the sales during the month. What we are very encouraged about is the trends, and the positive trends and positive comps coming in September and October, and that positive comp trend rolling into November. So that's really the slightly negative comp in the third quarter was all about August, not the current trends.

 Laura Champine - Cowen And Company - Analyst

 Okay, and then just as a follow on to that, you did mention I think that Consumables is up double digits. Does your Q4 guidance need to see that category continue that strong, or is discretionary picking up enough to offset Consumables if it softens?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 We didn't say --

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 We didn't say double digit. We said low single digits as a fact, and it is in the release that way, too. We love the Consumables business. It continues to chug along quarter after quarter after quarter. It's all about the deal, a very large percentage of that business is about the deal, and the team in that area has just done a great job at delivering great value because of the relationships with all of the major branded people. And we continue to see a vibrant flow and you will continue to see that through the balance of the fourth quarter.

Operator

 Our next question comes from Charles Grom of JPMorgan.

 Charles Grom - JPMorgan - Analyst

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

 Hi. Thanks. Good morning, just to follow back on Joe's question, on the stores that look good versus stores that aren't up to the standards that you want. Just wondering if you can give us a little bit of sense for the comp performance between the two-thirds of those stores versus the one-third. Is there a meaningful delta there?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 No, and we wouldn't share it anyway. Chuck, it is fair for you to ask me, but I don't ever hear any of the other retailers talking about their stores, and ones they like and the ones they don't like. So I mean it is an initiative that's important to us. We have taken a lot of criticism over the years for it, deservedly so, and we are working hard at servicing the customer better than we have before. It's really not so much about the big difference of the comp performance in those individual stores. Clearly, you are going to perform better when you are executing, than you will when you are not executing. But it's about doing the right thing. We are in the retail business, and our customer deserves those stores to be in the kind of shape they expect them to be to shop in, and when they walk in there, and they deserve that, and that's what we are doing is fixing the fleet to make sure that it is acceptable. In the, the sales performance goes beyond aesthetics, cleanliness and neatness, with a well-run store it goes to merchandise being properly presented, end caps being properly presented, and the stores being properly recovered so there's fresh merchandise on the shelves each and every day. So that's why you will naturally get a better performance out of a well-executed store. We are just, not going to share the details. It is something that we hold ourselves accountable for, and you should also. But we won't be giving that level of detail.

 Charles Grom - JPMorgan - Analyst

 Okay. My second question is just on the guidance for the fourth quarter and SG&A. I believe in the third quarter, you were able to lever on a down 0.2%, I think the mid point of your guidance was, say up 2. I would imagine that if you get 15 basis points for every comp point above your hurdle rate, you would get some meaningful SG&A leverage. But your guidance suggests, to sort of quote your guys, down slightly. So I guess my question is, are you expecting -- is there some one-time items that you think are going to roll through -- is there more of a bonus accrual or incentive comp that could offset -- what is typical from you guys on a SG&A perspective?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

 Chuck, this is Tim. And the quick answer is yes. There are a couple of unique items in the fourth quarter. First off though, it's important to understand that our store count will be up, there's more store opening expense going on in the third and fourth quarter than we would of experienced last year. That's the kind of step one. Step two, we talked on the last conference call that we do have a provision in our fourth quarter estimates for a potential pension settlement charge. We will not know the answer to that until we get through the end of fourth quarter, and that really has to do with people requesting lump sum payouts. So it is really going to dependent on the associate, and that was about $2 million that's embedded in our guidance that you could characterize as a one-time item. Additionally, based on the acceleration and the better than expected EPS performance, we have accelerated the vesting, or the expense related to vesting of certain restricted share grants, and that impact in the fourth quarter in particular, could be anywhere between $3 million to $4 million, so when you factor in pension settlement, and we do by accounting rules need to accelerate the restricted stock grants, because our guidance now says we can hit those numbers, the whatever, $5 million to $6 million in the fourth quarter -- is unique.

Operator

 Wedbush Morgan, Joan Storms has our next question.

 Joan Storms - Wedbush Morgan Securities Inc. - Analyst

 Hi, good morning. And I would offer my congratulations as well.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thank you, Joan.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

Joan Storms - Wedbush Morgan Securities Inc. - Analyst

 Just on a longer term, and Chuck just asked about the SG&A, on gross margin, in the past you sort of said, well, our goal is 40%, it could vary quarter by quarter depending on the mix. So it seems now like there really is the potential to be higher than that from internal initiatives beyond the sales mix. Can you comment on that at all?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

 Joan, it is going be difficult for us to comment forward, I think I will start and let Steve chime in. We are very sensitive to that value and price relationship, and not wanting that to hinder -- get us off focus on -- in terms of margin rate. So we are very comfortable. Obviously we are very pleased with the performance so far this year. But please recognize, there's some things going our way, we are buying better, clearly, and great considerations around domestic, are somewhat outside of our control. We are doing some things differently in terms of how we are routing product that is helping, but the fuel component in domestic freight is a little bit outside of our control. Likewise, we have got some very favorable contracts this year on the import side which will roll through into the first part of next year. Where import contracts go for 2010, we don't know the answer to that. But I think what we are very sensitive to is making sure we don't manage the business to a gross margin rate, for the sake of sacrificing that great value relationship and run the risk of customers not feeling that our price value relationship is impactful as we would like it to be. So -- don't misinterpret me. We are working hard on gross margin and gross margin dollars, and incremental gross margin dollars. And if that means the rate ticks up slightly in the future, then good for us and good for investors. But we are very focused on that price value relationship.

 Joan Storms - Wedbush Morgan Securities Inc. - Analyst

 Fair enough. That's good.

Operator

 Okay, thank you. With no follow up from Ms. Storms, we will move on to the next caller in queue. The next question will come from Mark Mandel, FTN Capital Equity Markets.

 Mark Mandel - FTN Equity Capital Markets - Analyst

 Thanks, good morning and congratulations. On the distribution and transportation costs last quarter, you quantified that as $37.8 million versus $44.9 million, or a decline of $7 million. In this quarter, it was down $5 million. Joe, could you give us any color or guidance as to how that might progress as we go into the fourth quarter or beyond?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Yes, well as I mentioned earlier, the components of savings that will continue, the dedicated freight contracts, the savings out in California regarding the distribution center, those are going to continue. The fuel component is the one that currently that we are not enjoying a big delta from last year. We just don't know, but I would say that's a reason that that variance to LY will narrow. At least that is our expectation in the fourth quarter.

Mark Mandel - FTN Equity Capital Markets - Analyst

 The California consolidation, at what point does that anniversary and then become more of a non-issue year-over-year?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

 Third quarter of next year. It's just beginning. That really is the lease cost of the facility that we vacated, and that lease ran out towards the end of the third quarter. So, small benefit in the third quarter. The benefit is really starting to be enjoyed this quarter, and through the third quarter of next year.

Operator

 And Anthony Lebiedzinski of Sidoti & Company has our next question.

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 Yes, good morning. And thanks for taking my question. Just wondering if you could just talk about what you think the sustainability of your free cash flow generation? Certainly has been pretty impressive this year, so longer term do you think you can sustain these levels of improvements in your free cash flow?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Good morning, Anthony. Yes, well a component of this year, is AP leverage, and there are some one-time benefits. We worked with our vendors and there is some favorability there on the payment terms and those will not be recurring. Regarding the rest as net income and certainly that will be enjoyed going forward. But without giving next year's guidance, what we've talked about in the prepared comments, was the component of AP leverage and to the extent that will continue, I would say that benefit will narrow next year, or go down. Certainly enjoyed the benefit this year, but can't expect that AP leverage point to keep going forever.

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 Got you. And also, on your last conference call, you talked about expanding the Pet category. Can you give us an update on what you saw in that category and going forward?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 And that's been great, Anthony. I think what we talked about was making a conscious decision if we had businesses that were over expanded, and we weren't getting the kind of margins that we really wanted out of the business. We converted some of the Home Organization Plastic space, which is an extremely competitive business, a business we like very much and have great relationships with some of the best people in the business, but the reality is that there is such dramatic fluctuation in prices, because the cost associated with oil, when it comes to plastics, and the fact that it is an unbelievably day-to-day competitive business, maybe one of the most competitive businesses at the discount store level, and we expanded the Pet business into some of that space. And we have been very pleased with the return on that investment. The volume has essentially been offset, and the margins of course, are more vibrant in the Pet business than they are in the Plastics business. So that has been good. We have actually experienced double-digit comp increases in Pet. This is the third year in a row.

Operator

 And our final question today will come from Ronald Bookbinder of Global Hunter Securities.

 Ronald Bookbinder - Global Hunter Securities, LLC - Analyst

 Yes, congratulations also.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thanks, Ron.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

 Ronald Bookbinder - Global Hunter Securities, LLC - Analyst

 Looking at the SG&A savings from the shutting down of ShopBigLots.com, what kind of savings can we expect from that ? And if it's not all that much, what was behind the decision to close that given that you added a couple million more contacts through your loyalty program?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Yes, well really, the two are not intertwined at all. I will say that. Secondly, the SG&A was immaterial so the decision was real simple. My personal feeling is that you have to be capable of communicating a cross section of a lot of different merchandise, and we are in the item business, and what we are doing is selling items on a day to day business. It was nice, but it's an extremely competitive business, and the margins were not as significant as I liked. And considering the fact that we are in the business to make money, and most of our shareholders like the fact that we make money, and it was so small and immaterial, it was easier to take our efforts and focus them on store growth which is something that we understand, versus taking people's time and efforts, trying to figure out the internet piece of the business. I know that it's a business that is out there, and I know a lot of people are in it. I am not sure that a lot of people are making money at it, and I won't get into that debate with you, or anyone else. My guess is the answer is no. But there is just no sense on spending a lot of time on something that you just don't have your heart and soul into, and you really haven't lost anything materially, except for a little bit of time and effort. So, we're real good when we want to do something, and when we don't, we're not, and we weren't good at that, so we're just better off admitting it. I know a lot of people don't like to admit defeat. We don't consider it a defeat. It was a small test. It didn't do well. We need to focus our efforts on the things that make a big, big difference to our shareholders, and that's what we are doing.

 Ronald Bookbinder - Global Hunter Securities, LLC - Analyst

 Well, given the more of the focus on stores, and the strengths of the A stores and the strength of the balance sheet, when can we expect more of an accelerated growth of the A stores, and should that be more of a focus going forward?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Well, whether it's the A stores or the growth story, one way or another, I think we kind of indicated that we intend on opening more stores, and we intend on opening more stores in the future than we opened this year. But the specifics that surround it, we have been very consistent and will traditionally speak to at the year-end conference call when we talk about next year's plan, and that's what we intend on doing. We will share with you how much of it is A stores, how much is traditional store, if we decide to continue on with small store strategy. We will share all that information with you in March.

Operator

 And that concludes that question and answer session. For any additional or concluding remarks, I would like to turn the conference back over to our presenters.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

 Thanks, Joseph, and thank you everyone for joining us today. We look forward to talking to you at the end of the year, and talking about holiday.

Operator

 Ladies and gentleman, a replay of this call will be available to you within the hour, and will end at 11;59 pm on December 18th. You can access the replay by dialing 1-888-203-1112 toll free USA and Canada. Or 719-457-0820 international, and entering the pass code number 7835547. Again that phone number is 888-203-1112 toll free USA and Canada, or 719-457-0820 international, entering the passcode 7835547. Thank you all for your participation in today's conference call. This does conclude the event.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Dec. 04. 2009 / 8:00AM ET, BIG - Q3 2009 Big Lots, Inc. Earnings Conference Call

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2009 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.